NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS THIRD QUARTER FISCAL 2015 RESULTS

Continued Improvement in
Restaurant Level Margins and Earnings from Operations

MARYVILLE, TN – April 9, 2015 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal third quarter ended March 3, 2015.

Results for the third quarter include:

•
Net loss from continuing operations of $769,000 compared to net loss of $7.4 million from continuing operations for the same quarter in the prior year.  As shown below, excluding special items, net loss from continuing operations was $769,000 compared to a net loss from continuing operations of $4.5 million in the same quarter of the prior year. (See non-GAAP reconciliation table below)

•
Diluted loss per share from continuing operations of $0.01 compared to a diluted loss per share from continuing operations of $0.12 in the same quarter of the prior year.  As shown below, excluding special items, diluted loss per share from continuing operations was $0.01 compared to a diluted loss per share from continuing operations of $0.07 in the same quarter of the prior year.  (See non-GAAP reconciliation table below)

•
Total revenue from continuing operations of $285.9 million compared to $295.6 million in the same quarter of the prior year, a decrease of $9.6 million.  This decrease versus the same quarter of the prior year reflects the closing of 22 restaurants and a same-restaurant sales decline of 0.3% at Company-owned Ruby Tuesday restaurants.  Same-restaurant guest counts at Company-owned Ruby Tuesday restaurants were down 1.0% compared to the same quarter of the prior year.

•	Total book debt of $251.3 million at the end of the third quarter compared to $266.9 million at the end of the prior year third quarter, a decrease of $15.6 million.
•	Ended the quarter with $61.2 million in cash on hand compared to $44.5 million at the end of the prior year quarter, an increase of $16.7 million.

Ruby Tuesday, Inc.
News Release
April 9, 2015
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Restaurant Openings/Closings

•	The Company closed five Ruby Tuesday restaurants during the quarter. International franchisees opened one and closed three Ruby Tuesday restaurants during the quarter.
•	The Company closed one Lime Fresh restaurant and franchisees closed one Lime Fresh restaurant during the quarter.

JJ Buettgen, Chairman of the Board, President and CEO, commented, "We have made meaningful progress on multiple fronts since we began our brand transformation journey.  We are pleased with our cost savings actions and resulting bottom line improvements that have strengthened our business model, improved restaurant level margins, and reduced selling, general and administrative expenses.  We continue to improve the guest experience through operations initiatives like our Memorable Service training that rolled out this past January.  Further, we are building key capabilities in our marketing organization and strengthening our culinary innovation pipeline.  We are also testing a range of new menu items and marketing programs in the fourth quarter.  We are confident in our strategies, and our restaurant and support teams are engaged and have embraced our vision to achieve our ultimate objective - to drive profitable same-restaurant sales and guest count growth.”

Fiscal 2015 Outlook

As previously disclosed, we are not providing quarterly or annual earnings guidance for fiscal 2015.  There are, however, certain items which we would like to highlight, including the following:

•
Same-Restaurant Sales – We estimate same-restaurant sales for the fourth quarter to be flat to down low single digits. We estimate same-restaurant sales for the fiscal year to be flat to -1.0%.  The guidance for the year is revised from prior guidance of +1 to -1%.

•
Restaurant Level Margin – Estimated to be 16.5% to 17.0% of restaurant sales compared to 15.1% in fiscal 2014.  This annual guidance is updated from prior guidance of 16.0% to 17.0%.  The improvement is primarily due to decreases in cost

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April 9, 2015
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of goods sold, payroll and related costs, and other restaurant operating costs resulting from cost savings initiatives.
●
Selling, General, and Administrative Expense – Estimated to be $117 to $119 million compared to $137.2 million in fiscal 2014.  The guidance for fiscal year 2015 is revised from prior guidance of $127 to $130 million. The reduction versus fiscal 2014 is primarily driven by reduced marketing spending.

●
Restaurant Development – Our restaurant development plans for the fiscal year are largely complete.   Year to date, we have opened one new Company-owned Ruby Tuesday restaurant and have closed 11 Company-owned Ruby Tuesday restaurants.  We have closed one Company-owned Lime Fresh restaurant during the year.  Domestic franchisees have opened two Lime Fresh restaurants and closed both one Ruby Tuesday restaurant and one Lime Fresh restaurant.  Year to date, international franchisees have opened six and closed five Ruby Tuesday restaurants and expect to open one Ruby Tuesday restaurant in our fiscal fourth quarter.

●
Tax – We are limited as to the amount of tax credits we can use each year based upon our taxable income for that year and cannot recognize a full benefit of any year’s currently generated tax credits or our tax credit carryforwards due to our deferred tax valuation allowance, which will remain until we generate sufficient levels of pre-tax income in the future.

●	Capital Expenditures – Estimated to be $28 to $32 million for the year.
●
Excess Real Estate – We expect to generate $9 to $11 million of cash proceeds for the year from the disposition of excess real estate.  The guidance for fiscal year 2015 is revised from prior guidance of $8 to $12 million.

Ruby Tuesday, Inc.
News Release
April 9, 2015
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Non-GAAP Earnings Reconciliation

The Company believes excluding special items from its financial results provides investors with a clearer understanding of the Company’s ongoing operating performance and comparison to prior-period results.

Ruby Tuesday, Inc.
Reconciliation of Net Loss from Continuing Operations Excluding Special Items
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	March 3,	March 4,	March 3,	March 4,
	2015	2014	2015	2014

Net Loss from Continuing Operations	$(769)	$(7,393)	$(7,477)	$(64,029)
Closure and Impairment (net of tax) (1)	-	1,556	-	6,788
Executive Transition (net of tax) (2)	-	170	-	923
Intangible Impairment Costs (net of tax) (3)	-	767	-	767
Debt Prepay Penalties & Deferred Financing Fee Write-Offs (net of tax)	-	-	-	1,167
Severance and Other Corporate Restructure Costs (net of tax)	-	416	-	3,800
Income Tax Valuation Allowance (4)	-	-	(3,174)	-
Net Loss from Continuing Operations Excluding Special Items	$(769)	$(4,484)	$(10,651)	$(50,584)

Diluted Loss Per Share from Continuing Operations	$(0.01)	$(0.12)	$(0.12)	$(1.06)
Closure and Impairment (net of tax) (1)	-	0.03	-	0.11
Executive Transition (net of tax) (2)	-	0.00	-	0.02
Intangible Impairment Costs (net of tax) (3)	-	0.01	-	0.01
Debt Prepay Penalties & Deferred Financing Fee Write-Offs (net of tax)	-	-	-	0.02
Severance and Other Corporate Restructure Costs (net of tax)	-	0.01	-	0.06
Income Tax Valuation Allowance (4)	-	-	(0.05)	-
Diluted Loss Per Share from Continuing Operations Excluding Special Items	$(0.01)	$(0.07)	$(0.17)	$(0.84)

(1) Includes impairments, lease reserves, and other closing cost adjustments resulting from the 21 Q4 FY12 Ruby Tuesday closures, and the four Q3 & Q4 FY13 Lime Fresh closures as well as the Q4 FY13 Lime Fresh asset impairments
(2) Includes search fees, signing and retention bonuses, relocation, and travel-related expenses resulting from Executive transitions
(3) Represents a partial impairment of the Lime Fresh Trademark
(4) Represents an immaterial prior period correction to our deferred tax valuation allowance

ABOUT RUBY TUESDAY
Ruby Tuesday, Inc. has 737 Company-owned and/or franchise Ruby Tuesday brand restaurants in 44 states, 13 foreign countries, and Guam, in addition to 26 Company-owned and/or franchise Lime Fresh brand restaurants in six states and the District of Columbia.  As of March 3, 2015, we owned and operated 658 Ruby Tuesday restaurants and franchised 79 Ruby Tuesday restaurants, comprised of 30 domestic and 49 international restaurants.  We also owned and operated 19 Lime Fresh restaurants and franchised seven Lime Fresh restaurants. Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

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News Release
April 9, 2015
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Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

Source:  Ruby Tuesday, Inc.

(Corporate):	Jill Golder, 865-379-5700
(Analysts):	Dominique Piccolo, 865-379-5725

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following website:

http://www.rubytuesday.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance (including our estimates of growth in same-restaurant sales, average sales per restaurant, operating margins, expenses and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to cost savings initiatives and the benefits of our television marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; governmental laws and regulations, including those affecting labor and employee benefit costs, such as further potential increases in state and federally mandated minimum wages, and healthcare reform; the impact of pending litigation; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory, including supply and delivery shortages or interruptions; significant fluctuations in energy prices; security breaches of our customers’ or employees’ confidential information or personal data or the failure of our information technology and computer systems; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurant concepts or other competing restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and other risk factors discussed in our Annual Report on Form 10-K for the year ended June 3, 2014 in Part I. Item 1A. Risk Factors.

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April 9, 2015
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RUBY TUESDAY, INC.

Financial Results For the Third Quarter of Fiscal Year 2015
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks		13 Weeks		39 Weeks		39 Weeks
	Ended		Ended		Ended		Ended
	March 3,	Percent	March 4,	Percent	March 3,	Percent	March 4,	Percent
	2015	of Revenue	2014	of Revenue	2015	of Revenue	2014	of Revenue

Revenue:
Restaurant sales and operating revenue	$ 284,392	99.5	$ 293,964	99.5	$ 825,055	99.4	$ 856,775	99.5
Franchise revenue	1,521	0.5	1,588	0.5	4,699	0.6	4,660	0.5
Total Revenue	285,913	100.0	295,552	100.0	829,754	100.0	861,435	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of goods sold	77,796	27.4	80,980	27.5	224,589	27.2	238,587	27.8
Payroll and related costs	96,680	34.0	101,351	34.5	286,486	34.7	301,601	35.2
Other restaurant operating costs	61,528	21.6	64,161	21.8	181,424	22.0	196,984	23.0

Restaurant Level Margin (excludes franchise revenue)	48,388	17.0	47,472	16.1	132,556	16.1	119,603	14.0

Depreciation	12,405	4.4	13,327	4.5	37,601	4.6	41,451	4.8
(as a percent of Total revenue)
Selling, general and administrative, net	28,948	10.1	33,340	11.3	87,141	10.5	107,386	12.5
Closures and impairments, net	3,991	1.4	3,771	1.3	6,548	0.8	25,947	3.0
Trademark impairments	-	0.0	855	0.3	-	0.0	855	0.1
Total operating costs and expenses	281,348		297,785		823,789		912,811

Earnings/(Loss) From Operations	4,565	1.6	(2,233)	(0.8)	5,965	0.7	(51,376)	(6.0)

Interest expense, net	5,446	1.9	5,967	2.0	16,783	2.0	19,340	2.2

Loss on extinguishment of debt	-	0.0	-	0.0	-	0.0	1,183	0.1

Pre-tax loss from continuing operations	(881)	(0.3)	(8,200)	(2.8)	(10,818)	(1.3)	(71,899)	(8.3)
Benefit for income taxes from continuing operations	(112)	0.0	(807)	(0.3)	(3,341)	(0.4)	(7,870)	(0.9)
Net Loss from Continuing Operations	(769)	(0.3)	(7,393)	(2.5)	(7,477)	(0.9)	(64,029)	(7.4)

Income from discontinued operations, net of tax	-	0.0	86	0.0	-	0.0	97	0.0

Net Loss	$ (769)	(0.3)	$ (7,307)	(2.5)	$ (7,477)	(0.9)	$ (63,932)	(7.4)

Basic Loss Per Share:
Loss from continuing operations	$ (0.01)		$ (0.12)		$ (0.12)		$ (1.06)
Income from discontinued operations	-		-		-		-
Basic Net Loss Per Share	$ (0.01)		$ (0.12)		$ (0.12)		$ (1.06)

Diluted Loss Per Share:
Loss from continuing operations	$ (0.01)		$ (0.12)		$ (0.12)		$ (1.06)
Income from discontinued operations	-		-		-		-
Diluted Net Loss Per Share	$ (0.01)		$ (0.12)		$ (0.12)		$ (1.06)

Shares:
Basic	60,643		60,351		60,532		60,191
Diluted	60,643		60,351		60,532		60,191

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News Release
April 9, 2015
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RUBY TUESDAY, INC.

Financial Results For the Third Quarter
of Fiscal Year 2015
(Amounts in thousands)
(Unaudited)
	March 3,	June 3,
CONDENSED BALANCE SHEETS	2015	2014
Assets
Cash and Cash Equivalents	$61,221	$51,326
Receivables	4,850	4,861
Inventories	22,944	21,174
Income Tax Receivable	2,366	2,133
Deferred Income Taxes	361	3,397
Prepaid Rent and Other Expenses	12,808	12,216
Assets Held for Sale	5,067	4,683

Total Current Assets	109,617	99,790

Property and Equipment, Net	761,800	794,846
Other Assets	58,470	61,791

Total Assets	$929,887	$956,427

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$4,558	$4,816
Other Current Liabilities	100,320	109,007

Total Current Liabilities	104,878	113,823

Long-Term Debt, including Capital Leases	246,751	253,875
Deferred Income Taxes	2,770	3,500
Deferred Escalating Minimum Rents	50,126	48,827
Other Deferred Liabilities	64,464	75,193

Total Liabilities	468,989	495,218

Shareholders' Equity	460,898	461,209

Total Liabilities and
Shareholders' Equity	$929,887	$956,427